                                                                    EXHIBIT 99.1

Calavo Growers, Inc.

Lee Cole (investors), Calavo Growers, Inc., (949) 223-1111 or
Jerry Freisleben (media, general information), Foley/Freisleben LLC,
(213) 955-0020

      CALAVO GROWERS POSTS RECORD REVENUES IN THE FOURTH QUARTER AND FISCAL
       YEAR ENDED OCTOBER 31, 2004 WHILE MAINTAINING SOLID PROFITABILITY

                   -------------------------------------------

o Full-Year Sales Climb 11 Percent to $274 Million
o Fourth-Period Revenues Edge Ahead 3 Percent to New Quarterly High
o Results Driven by Strength in Core California Avocado Business
o Processed Product Restructuring Completed
o Maui Fresh Acquisition Makes "Solid Contribution" to Operating Results
o Company Maintains Strong Balance Sheet and Liquidity
--------------------------------------------------------------------------------

         SANTA ANA, Calif. (Jan. 5, 2005) - Calavo Growers, Inc. (Nasdaq-NMS:
CVGW) a worldwide leader in packing and distributing avocados, processed avocados and other perishable food products, today announced financial results for its fourth quarter and fiscal year ended October 31, 2004.

         Record fourth quarter revenues totaled $65.4 million, an increase of three percent from $63.8 million in the corresponding quarter of fiscal 2003. Net income was $1.1 million, equal to $0.08 per fully diluted share, compared with $1.7 million, or $0.13 per fully diluted share in the fourth quarter of the prior year. The Company noted that fourth quarter operating results for fiscal 2004 included a restructuring charge of $185,000 related to the closing of its Mexicali, Baja California Norte processed-avocado plant.

         For the twelve months ended October 31, 2004, revenues grew 11 percent to a new company high of $274.2 million from $246.8 million in fiscal 2003. Net income was $6.2 million, equal to $0.46 per fully diluted share, compared with $0.55 per fully diluted share in the prior year. Per share amounts are based on approximately five percent more shares outstanding than in last year's corresponding periods, due to Calavo's all-stock acquisition of Maui Fresh International, which was completed in November 2003.

         "Calavo substantially re-engineered the company over the past fiscal year while maintaining solid profitability," stated Chairman, President and Chief Executive Officer Lee E. Cole.

CALIFORNIA AVOCADOS

         California avocado sales expanded 18 percent in the fourth quarter to $40.9 million, an increase of $6.3 million from $34.6 million in the prior year quarter. For fiscal year 2004, sales increased 8.2 percent to $162.0 million from $149.6 million for the same prior year period. The company's share of the California avocado crop was approximately 35% for fiscal year 2004 and 37% for the fourth fiscal quarter 2004, both of which were fairly consistent with the same prior year periods.

INTERNATIONAL AVOCADOS AND PERISHABLE PRODUCTS

         International segment sales decreased by 17 percent in the fourth quarter, primarily due to a reduction in Chilean imports and delays in Mexican avocado shipments. Sales were $18.3 million, including Maui Fresh, compared to $22.0 million in the year-earlier fourth quarter.

         For fiscal year 2004, sales increased $17.5 million from $69.1 million to $86.6 million for the same prior year period. This increase is primarily related to the acquisition of Maui and the first full year of fruit sourced from the Dominican Republic, partially offset by the aforementioned reduction in Chilean avocado shipments. Calavo's international strategy continues to include the broadening of its avocado supplies for the U.S. market and to expand its exposure in international markets.

PROCESSED PRODUCTS

         For the fourth fiscal quarter, sales for this segment decreased 13 percent, to $6.2 million, as compared to $7.2 million in the same prior year period. For fiscal year 2004, sales decreased 8.5 percent to $25.7 million from $28.0 million in comparison to the same prior year period. While the Company believes this segment presents attractive growth opportunities, results for the quarter and full year were adversely impacted by transitional factors, including costs related to subcontracting and duplicative overhead, owing to the consolidation of operations at the new Uruapan facility.


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
         During the past 18 months, Calavo Growers constructed and began operation of a new, 90,000-square-foot processed products manufacturing facility in Uruapan, Michoacan, Mexico, which initially opened in a limited capacity in February 2004. This facility consolidated operations previously performed in Santa Paula, California and Mexicali, Mexico. With the restructuring now complete, Calavo "stands to realize savings in certain transportation costs, duplicative overhead, and in the overall cost of labor and services," according to Cole.

         "I would also underscore that this far-reaching, multi-million dollar restructuring, including construction of the new state-of-the-art Uruapan facility, at a cost of about $10 million, was financed entirely from the company's treasury and robust cash flow," added Cole.

         Calavo's CEO further emphasized that "our management team remains committed to cost containment. While SG&A costs in fiscal year 2004 increased modestly, they actually decreased as a percent of revenues despite the previously referenced restructuring charges. Calavo is, and intends to remain, a lean, bottom-line oriented organization."

SUMMARY AND FISCAL 2005 OUTLOOK

         "We have accomplished an enormous amount during the past twelve months," Cole commented. "We continue to gain strength and momentum, expanding our position in our core U.S. market, growing and diversifying internationally and now focusing on re-energizing our processed-products business. Key to the last initiative is increasing production of our high-pressure guacamole product, which has met with a high level of customer acceptance."

         Cole concluded: "Our entire management team is committed to building a larger, stronger and more diversified corporation. To realize these objectives, our company is well positioned with modernized facilities, strong finances, and a creative and energetic management team."


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
ABOUT CALAVO

         Calavo Growers, Inc. engages in the procurement and marketing of avocados and other perishable foods and the preparation and distribution of processed avocado products. Calavo's expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a worldwide basis.

SAFE HARBOR STATEMENT

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended October 31, 2002. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #


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
                              CALAVO GROWERS, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            OCTOBER 31,
                                                                     -----------------------
                                                                         2004        2003
                                                                     ----------   ----------
ASSETS
Current assets:
   Cash and cash equivalents                                         $      636   $    5,375
   Accounts receivable, net of allowances
    of $1,087 (2004) and $700 (2003)                                     21,131       16,560
   Inventories, net                                                      11,375        8,021
   Prepaid expenses and other current assets                              4,598        4,487
   Loans to growers                                                         209          353
   Advances to suppliers                                                  2,413          624
   Income taxes receivable                                                  803            -
   Deferred income taxes                                                  1,775        1,379
                                                                     ----------   ----------
     Total current assets                                                42,940       36,799
Property, plant, and equipment, net                                      19,085       13,121
Goodwill                                                                  3,591            -
Other assets                                                              1,782        3,769
                                                                     ----------   ----------
                                                                     $   67,398   $   53,689
                                                                     ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Payable to growers                                                $    5,789   $    3,446
   Trade accounts payable                                                 2,490        1,534
   Accrued expenses                                                       8,234        7,777
   Income tax payable                                                         -           51
   Short-term borrowings                                                  2,000            -
   Dividend payable                                                       4,052        3,232
   Current portion of long-term obligations                                  22           24
                                                                     ----------   ----------
     Total current liabilities                                           22,587       16,064
Long-term liabilities:
   Long-term obligations, less current portion                               34           61
   Deferred income taxes                                                    840          417
                                                                     ----------   ----------
     Total long-term liabilities                                            874          478
Total shareholders' equity                                               43,937       37,147
                                                                     ----------   ----------
                                                                     $   67,398   $   53,689
                                                                     ==========   ==========


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
                              CALAVO GROWERS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             THREE MONTHS ENDED            YEAR ENDED
                                                                 OCTOBER 31,               OCTOBER 31,
                                                          -----------------------   ------------------------
                                                             2004         2003         2004          2003
                                                          ----------   ----------   ----------    ----------
Net sales............................................     $   65,436   $   63,780   $  274,218    $  246,761
Cost of sales........................................         59,425       58,483      248,814       221,414
                                                          ----------   ----------   ----------    ----------
Gross margin.........................................          6,011        5,297       25,404        25,347
Special charges......................................            185            3          185           106
Selling, general and administrative..................          4,416        3,411       15,920        14,651
                                                          ----------   ----------   ----------    ----------
Operating income.....................................          1,410        1,883        9,299        10,590
Other income, net....................................           (167)        (274)        (478)         (889)
                                                          ----------   ----------   ----------    ----------
Income before provision for income taxes.............          1,577        2,157        9,777        11,479
Provision for income taxes...........................            467          471        3,567         4,319
                                                          ----------   ----------   ----------    ----------
Net income...........................................     $    1,110   $    1,686   $    6,210    $    7,160
                                                          ==========   ==========   ==========    ==========
Net income per share:
 Basic...............................................     $     0.08   $     0.13   $     0.46    $     0.55
                                                          ==========   ==========   ==========    ==========
 Diluted.............................................     $     0.08   $     0.13   $     0.46    $     0.55
                                                          ==========   ==========   ==========    ==========
Number of shares used in per share computation:
 Basic...............................................         13,507       12,930       13,497        12,911
                                                          ==========   ==========   ==========    ==========
 Diluted.............................................         13,591       12,970       13,582        12,944
                                                          ==========   ==========   ==========    ==========


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